Exhibit 10.28
OUTDOOR CHANNEL HOLDINGS, INC.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between _________ (“Executive”) and Outdoor Channel Holdings, Inc. (the “Company”), effective as of _________ (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination other than in connection with a Change of Control as provided herein, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

     3. Severance Benefits.
          (a) Involuntary Termination In Connection with a Change of Control. If in connection with a Change of Control, (i) Executive terminates his or her employment with the Company (or any parent, subsidiary or successor of the Company) for “Good Reason” (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without “Cause” (as defined herein), and Executive signs and does not revoke the release of claims required by Section 4, Executive will receive the following severance benefits from the Company:
               (i) Severance Payment. Executive will receive continuing payments of severance pay (less applicable withholding taxes) for a period of twelve (12) months from the date of such termination (the “Severance Period”) at a rate equal to Executive’s base salary rate (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater).
               (ii) Bonus Payment. Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount equal to the sum of (A) an amount equal to the Executive’s full target bonus for the year in effect at the date of such termination, and (B) an additional amount equal to the amount set forth in clause (a)(ii)(A), pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the amount set forth in clause (a)(ii)(A) by a fraction with a numerator equal to the number of days between the start of the current year and the date of termination and a denominator equal to 365.
               (iii) Equity Awards. All of the Executive’s then outstanding awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise (collectively, the “Equity Awards”)) will vest in accordance with and otherwise remain subject to the terms and conditions of the applicable Equity Award agreement, provided, however, that if such agreement provides that such Equity Awards vest only in a lump sum after a period of time, e.g. annual cliff-vesting, and do not otherwise provide for accelerated vesting based upon such Change of Control, then the vesting of such Equity Awards shall accelerate so that Executive receives the pro-rata vesting (based on time elapsed for the vesting period in which the termination occurs) of such Equity Awards.
               (iv) Benefits. The Company agrees to reimburse Executive for the same level of health coverage and benefits as in effect for Executive immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will continue to reimburse Executive for continuation coverage through the earlier of (A) the Severance Period, or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.
          (b) Timing of Severance Payments. Unless otherwise required by Section 10, the Company will pay the severance payments to which Executive is entitled as salary continuation on the same basis and timing as in effect for other payroll payments immediately prior to the Change of Control. The Company will pay the severance payments to which Executive is entitled as bonus payments in a lump sum as soon as practicable following the date of termination. If Executive should die before all of the salary continuation severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.
          (c) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any equity award agreement.
          (d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any equity award agreement.
          (e) Termination Apart from Change of Control. In the event Executive’s employment is terminated for any reason, other than as provided in paragraph 3(a), then Executive will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any equity award agreement.
          (f) Exclusive Remedy. In the event of a termination of Executive’s employment as provided in paragraph 3(a), the provisions of this Section 3 and any Equity Award Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment as provided in paragraph 3(a) other than those benefits expressly set forth in this Section 3, except as may be provided in any Equity Award Agreement.

     4. Conditions to Receipt of Severance.
          (a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive signing and not revoking a release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release of claims were executed as of the Effective Date. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release.
          (b) Non-solicitation. The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive agreeing that during the Severance Period, Executive will not solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company.
          (c) Non-disparagement. During the Severance Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company. During the Severance Period, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Agreement.
          (d) Other Requirements. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any confidential information agreement executed by Executive in favor of the Company and the provisions of this Section 4.
          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
     5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:
          (a) delivered in full, or

          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 5.
     6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
          (a) Cause. For purposes of this Agreement, “Cause” will mean:
               (i) Executive’s willful and continued failure to substantially perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties, the duties not being performed, and provides Executive with thirty (30) days to take corrective action;
               (ii) Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;
               (iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;
               (iv) A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;
               (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;

               (vi) Executive entering any cease and desist order with respect to any action which order would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);
               (vii) Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory organization (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation, or Executive’s assertion of the Company’s attorney-client privilege at the direction of the Company, will not constitute “Cause”; or
               (viii) Executive’s disqualification or bar by any governmental or self-regulatory organization from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).
Other than for a termination pursuant to Section 6(a)(iii), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to the Board’s termination for Cause. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.
          (b) Change of Control. For purposes of this Agreement, “Change of Control” will have the same meaning as “Change in Control” is defined in the Company’s 2004 Long-Term Incentive Plan, as amended.
          (c) Disability. For purposes of this Agreement, “Disability” shall have the same meaning as that term is defined in the Company’s 2004 Long-Term Incentive Plan, as amended. Notwithstanding the foregoing however, should the Company maintain a long-term disability plan at any time during the term of Executive’s employment, a determination of disability under such plan shall also be considered a “Disability” for purposes of this Agreement.
          (d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

               (i) A significant reduction of Executive’s responsibilities; including a reduction in responsibilities by virtue of the Company being acquired and made part of another entity (as, for example, when the chief executive officer of the Company remains as the senior executive officer of a division or subsidiary of the acquiror which division or subsidiary either contains substantially all of the Company’s business or is of a comparable size), or a change in the Executive’s reporting position such that Executive no longer reports directly to the chief operating officer of a publicly-traded company (unless Executive is reporting to the chief operating officer of the parent corporation in a group of controlled corporations, none of which is a publicly-traded company);
               (ii) A material reduction in the aggregate compensation paid to Executive pursuant to the Company’s employee benefits package (including Executive’s participation in health plans, retirement plans and other significant benefit programs) other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of the aggregate value of the employee benefits by a percentage reduction that is no greater than 10%;
               (iii) A material reduction in Executive’s base salary or target annual incentive as in effect immediately prior to such reduction (other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the base salary and/or target annual incentive by a percentage reduction that is no greater than 10%);
               (iv) The relocation of Executive to a facility or location more than fifty (50) miles from his primary place of employment;
               (v) Any purported termination of the Executive’s employment for “Cause” without first satisfying the procedural protections, as applicable, required by the definition of “Cause” in this Agreement; or
               (vi) The failure of the Company to obtain the assumption of this Agreement by a successor and/or acquiror and an agreement that Executive will retain the substantially similar responsibilities in the acquiror or the merged or surviving company as he had prior to the transaction.
The notification and placement of Executive on administrative leave pending a potential determination by the Board that Executive may be terminated for Cause shall not constitute Good Reason for purposes of this Agreement.
Executive will not resign for Good Reason in connection with a Change of Control without first providing the Company with written notice (as required by Section 8(b) below) within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

          (e) In connection with a Change of Control. For purposes of this Agreement, “in connection with a Change of Control” means during that period either three (3) months prior to or twelve (12) months after a Change of Control, as applicable.
          (f) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
     7. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.
          (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Sections 6(e) and 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which, in a notice given under the last paragraph of

Section 6(e), must be a date at least thirty (30) days after the date of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

     9. Arbitration. THE COMPANY AND THE EXECUTIVE EACH AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT BY THE COMPANY, EXECUTIVE’S SERVICE AS AN OFFICER OR DIRECTOR OF THE COMPANY, OR EXECUTIVE’S COMPENSATION AND BENEFITS, THEIR INTERPRETATION AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1281.8 (THE “ACT”), AND PURSUANT TO CALIFORNIA LAW. DISPUTES THAT THE COMPANY AND THE EXECUTIVE AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS. THE COMPANY AND THE EXECUTIVE FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH THE EXECUTIVE.
          (a) Procedure. THE COMPANY AND THE EXECUTIVE AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”). THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, MOTIONS TO DISMISS AND DEMURRERS, AND MOTIONS FOR CLASS CERTIFICATION, PRIOR TO ANY ARBITRATION HEARING. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT THE EXECUTIVE SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT THE EXECUTIVE INITIATES, BUT ONLY SO MUCH OF THE FILING FEES AS THE EXECUTIVE WOULD HAVE INSTEAD PAID HAD HE FILED A COMPLAINT IN A COURT OF LAW. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT

WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN RIVERSIDE COUNTY, CALIFORNIA.
          (b) Remedy. EXCEPT AS PROVIDED BY THE ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN THE EXECUTIVE AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE ACT AND THIS AGREEMENT, NEITHER THE EXECUTIVE NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.
          (c) Administrative Relief. THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT HIM FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE THE EXECUTIVE FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.
          (d) Voluntary Nature of Agreement. EACH OF THE COMPANY AND THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SUCH PARTY IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY ANYONE. THE EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND HAS ASKED ANY QUESTIONS NEEDED FOR HIM TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT THE EXECUTIVE IS WAIVING HIS RIGHT TO A JURY TRIAL. FINALLY, THE EXECUTIVE AGREES THAT HE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.
     10. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) at the time of Executive’s termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6)

month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
     11. Miscellaneous Provisions.
          (a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by the President of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
          (d) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.
          (e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.
          (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	OUTDOOR CHANNEL HOLDINGS, INC.
By:
Title:

EXECUTIVE	[EXECUTIVE]

EXHIBIT A
RELEASE OF CLAIMS AGREEMENT
1.	In consideration for the payment of the severance described in the Severance Agreement by and between _________ (the “Executive”) and Outdoor Channel Holdings, Inc. (the “Company”), dated as of _________, 20___ (the “Severance Agreement”), the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees, including under the California Fair Employment and Housing Act (collectively “Executive/Releaser Actions”).

2.	The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company prior to the expiration of the seven-day period following the date hereof, and the severance benefits under the Severance Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the severance provisions of the Severance Agreement shall be null and void and of no further force or effect.

3.	Notwithstanding anything herein to the contrary, the sole matters to which the Release does not apply are: (i) the Executive’s rights to indemnification (whether arising under applicable law, the Company’s certificate of incorporation or bylaws, indemnification agreement, board resolution or otherwise) and directors and officers liability insurance coverage to which he was entitled immediately prior to _________ with regard to his service as an officer or director of the Company; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; (iii) the Executive’s rights as a stockholder of the Company, or (iv) the Executive’s rights pursuant to the Severance Agreement, the Offer Letter and the Equity Awards Agreements.
4.	This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

5.	In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

6.	This Release shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

7.	The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in accordance with the terms of the Severance Agreement.

8.	This Release inures to the benefit of the Company and its successors and assigns.
Signature page follows.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

OUTDOOR CHANNEL HOLDINGS, INC.
Dated: __________________	By:
[OFFICER NAME]
[TITLE]

[EXECUTIVE], an individual

Dated: __________________
[EXECUTIVE]